PARTICIPANTS Corporate Participants

Philip K. Yachmetz – Secretary, Senior Vice President & General Counsel John H. Johnson – Chief Executive Officer & President Christine Mikail – Senior Vice President-Corporate Development David G. Gionco – CFO, Treasurer & Group Vice President

Other Participants

Salveen J. Richter – Senior Analyst, Collins Stewart LLC Gene C. Mack – Executive Director, Mizuho Securities USA, Inc.

Kim Lee – Managing Director & Senior Analyst, Global Hunter Securities LLC Eun K. Yang – Senior Analyst, Jefferies & Co., Inc.

Eric Schmidt PhD – Managing Director & Senior Research Analyst, Cowen & Co. Steve Byrne – Research Analyst, Bank of America Merrill Lynch Joseph P. Schwartz – Principal, Leerink Swann LLC

John Newman – Analyst, Citadel Securities

Carol Werther – Senior Analyst, Custom Equity Research, Inc. Bill J. Tanner – Managing Director, Lazard Capital Markets LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals Second Quarter 2011 Financial Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. [Operator Instructions]

As a reminder, this conference will be recorded. I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please go ahead.

Philip K. Yachmetz, Secretary, Senior Vice President & General Counsel

Thank you. Good morning and welcome to the Savient Pharmaceuticals second quarter 2011 financial results conference call. This morning we issued a press release providing financial results and highlights for the second quarter of 2011. The press release is available on our website at www.savient.com.

I would also like to point out that this quarter’s supplemental companion slides to our presentation are available for download on the Investor Relations events and webcast section of our website.

Before today’s call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding the status of our commercial launch of KRYSTEXXA and additional plans related thereto, market demand and reimbursement for KRYSTEXXA; our view of the refractory gout or RCG market size based on the completion of our recent comprehensive study; our marketing authorization application filing before the European Medicines Agency and our preparations for regulatory submissions for KRYSTEXXA outside the United States; our work with our primary and potential secondary manufacturing supply sources, our beliefs with respect to the ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, health care payers and others in the medical community; our intended pursuit of expanded clinical utility for KRYSTEXXA, no inference of the overall success of these matters can be implied, as they are subject to a number of risks and uncertainties. We encourage you to review our press release dated August 4, 2011, and our company’s filings with the Securities and Exchange Commission, including without limitation our Form 10-Q, which will be filed on or before August 9, 2011. Each of these contain important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call and the slides available on our website contain time-sensitive information that is accurate only as of the date of this live broadcast August 4, 2011. We undertake no obligation to revise or update our statements or such slides to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning for prepared remarks are John Johnson, our Chief Executive Officer; Christine Mikail, our Senior Vice President, Corporate Development; and David Gionco, our Group Vice President and Chief Financial Officer. Some other members of Senior Management are also in the room with us.

At this time, I’d like to turn the call over to John Johnson.

John H. Johnson, Chief Executive Officer & President

Thank you, Phil. Good morning, everyone, and thank you for joining us. On today’s call, we will discuss our second quarter 2011 financial results, update you on the launch of KRYSTEXXA and share some important steps we have taken this quarter to ensure the future success of KRYSTEXXA both in the U.S. and globally.

This quarter has been an important time of investment. Our teams have been firing on all cylinders to lay the ground work for KRYSTEXXA success. We have made substantial investments to build out our capabilities including hiring a team of experienced leaders and implementing new programs to support commercial success.

We are establishing a solid platform for future opportunities for KRYSTEXXA. We believe we’re off to a promising start as we continue to build and develop a market for the first and only FDA approved treatment for Refractory Chronic Gout or RCG.

We have three growth drivers we are focused on. In the short-term we believe that our primary corporate growth driver will be the U.S. and we will have to continue to have a laser focus on the launch. Long-term growth drivers include expansion into other geographies and expanding the clinical utility of KRYSTEXXA.

Our net revenue for KRYSTEXXA in the second quarter was $1.1 million, up over 300% from the first quarter of this year. While we expect the full effect of our ramp up efforts to be realized in the second quarter of 2012, we’ve accomplished much this quarter.

We have now completed a comprehensive market research study evaluating the size and composition of the RCG market in the U.S., extended our sales call reach to over 90% of our top tier rheumatologists and 57% of our highest priority nephrologists, increased the number of accounts that are ordering KRYSTEXXA by 104 to 140 in total, obtained formulary acceptance at an additional 16 institutions bringing our total formulary acceptance to 27, enhanced our position in patient education and support programs, filed and received validation of the marketing authorization application for KRYSTEXXA to the EMA, presented three abstracts at EULAR, submitted several abstracts for presentation at the American College of Rheumatology Congress, and expanded our executive team with the addition of a very experienced Chief Medical Officer.

These accomplishments are a testament to the progress we’ve made on our three-pronged strategy of successfully launching in the U.S., growing geographic market opportunities and expanding the clinical utility of KRYSTEXXA.

We have been hard at work and our market research shows that aided awareness regarding KRYSTEXXA is at 96% up from 66% in March. I’m proud of the work that we have done and believe Savient is well positioned to capitalize on long-term opportunities for KRYSTEXXA.

We are pleased to announce that we recently completed a market-research study on the size of the RCG market in the U.S. which is detailed on slides four and five. This study which was completed ahead of schedule is what we believe to be the most comprehensive market-research study regarding RCG conducted to date. At this time I will turn the call over to Christine Mikail, Senior Vice President of Corporate Development to discuss these results in further detail.

Christine Mikail, Senior Vice President-Corporate Development

Thank you, John. Over the course of the past few months, we have undertaken a market research study, the goal of which was to assess the size of the RCG market in the U.S. and to characterize the patient population for those who may be KRYSTEXXA candidates.

We worked together with a leading independent life sciences consulting firm to conduct the study. And we can confidently say that there is a significant market for RCG. And the size of that market in the U.S., based on criteria I will mention momentarily, is approximately 120,000 patients.

This study was quantitative in nature and statistically driven. It was conducted using both secondary data sources and primary market research. The secondary data was used to quantify the diagnosed prevalent gout population and the treated gout population. This included a review of all published literature, NHANES, the nationally representative survey sponsored by the CDC; Medicare claims data and commercial claims data. NHANES and Medicare claims data were first used to determine the lifetime diagnosed prevalence of gout and the annual diagnosed prevalence of gout. By combining these sources with national prescription data, statisticians were able to estimate the number of annual treated gout patients. Next primary market research was conducted by completing a robust chart audit, using more than 500 rheumatologists, nephrologists and primary care practitioners.

Through this process, physicians identified medical charts for over 3000 gout patients, which were then used to characterize the percentage of patients with RCG. When identifying patients, physicians were asked to review KRYSTEXXA’s label. Based on physician interpretation of the RCG definition used in KRYSTEXXA’s label, the key criteria for characterizing patients with RCG were: patients with a serum uric acid level of greater than or equal to 8 mg/dL, who exhibited two of the following three symptoms or had at least one severe symptom: more than two gout flares in the previous 12 months, or at least one gout tophus, or gouty arthritis defined as at least one swollen or tender joint or joint lesion. In addition a patient must have failed therapy on a xanthine oxidase inhibitor (09:42) or the maximum medically appropriate dose of xanthine oxidase inhibitor or be contraindicated. Based solely on these criteria the percentage of RCG patients in the U.S. is 4.2% of the annual treated gout population or approximately 120,000 patients.

Further, the market sizing study utilized NHANES data to determine the compound annual growth rate of the lifetime diagnosed prevalence of gout as approximately 3.5%. This result is corroborated by the annual growth of Medicare diagnosed gout patients which is 3.7%.

Additionally, based on prescription data, the number of treated gout patients is increasing at an even faster rate. Our expectation is that the RCG market will grow at similar rates to the overall gout market.

With the completion of this study, we are extremely pleased with the further insight that we have gained into the RCG market. We are currently utilitizing this data to identify additional opportunities and further refine our launch plans including Phase II of our launch. We believe there is significant market opportunity for KRYSTEXXA over the long-term.

At this time John, I would like to turn the call back to you.

John H. Johnson, Chief Executive Officer & President

Thanks, Christine. In terms of launching KRYSTEXXA in the U.S., we continue to make significant progress in reaching physicians, obtaining formulary acceptance and increasing the number of hospital and in-office infusion accounts. We have included some updates on our launch progress on slide 6.

At this point, our sales force has been in the field for approximately 20 weeks. We continue to be pleased by the positive reception we have seen with KRYSTEXXA. Based on past prescribing behavior and influence, we segmented rheumatologists into three tiers. In our Tier 1 group we are focusing on 1,625 rheumatologists, an increase from our previous target of 1,508. As of June 30, 2011, our territory sales managers or TSMs have called on over 90% of those top tier rheumatologists with an average call frequency of four. In addition, our TSMs completed calls to 81% of the 1,172 Tier 2 rheumatologists with an average call frequency of three. Finally, they called on 61% of the 1,658 Tier 3 rheumatologists with an average call frequency of two. Our TSMs have also called on 57% of our highest priority nephrologists with an average call visit of one.

We also continue to aggressively target infusion centers and academic institutions. We have made significant progress with respect to getting KRYSTEXXA on formulary at many of the leading academic institutions and have had a high acceptance rate.

The target goal for our TSMs was to reach 127 academic institutions with rheumatology programs. We revised our target number down from 196 following [ph] fill diligence. (12:50) We are pleased to report that our TSMs have reached 100% of these academic institutions. Of the 127 targeted only 80 require KRYSTEXXA to be on formulary. KRYSTEXXA has gained formulary acceptance at 27 of these 80 academic institutions, up from over 11 last quarter. Of the 27 academic institutions on formulary, 16 have ordered KRYSTEXXA. Of the 47 academic institutions where formulary acceptance is not required, 11 have ordered KRYSTEXXA.

KRYSTEXXA is currently pending formulary review at an additional 26 academic institutions. We expect KRYSTEXXA to be added to formulary at many of these additional institutions in the third quarter. The majority of these are large academic institutions. To date, we are not aware of any formulary committee that has rejected KRYSTEXXA.

In the previous quarter, the majority of our business was from the hospital setting. At that time, we had a total of 36 accounts, which was comprised of 69% hospitals, 28% in office infusion centers and alternative sites of care and 3% other. In May and June, we started to see a shift from hospital based infusions particularly from community hospitals to in office infusion centers as we believe health care providers are starting to be more comfortable using KRYSTEXXA and with the reimbursement process.

We added 104 new accounts during the period and as of June 30, 2011, we have a total of 140 accounts who have ordered KRYSTEXXA. Of those accounts, 49% were hospitals including academic institutions, community hospitals and VA Hospitals. 44% are in office infusion centers and alternative sites of care and 7% are in specialty pharmacies.

Based on the data that we’re aware of, the safety profile of KRYSTEXXA continues to be consistent with the label. We are experiencing some positive momentum on the reimbursement front. With a well-established safety and efficacy profile with

KRYSTEXXA, commercial payers and payers more broadly have been very supportive.

Gaining this support is an important component of expanding KRYSTEXXA usage. We have conducted numerous clinical presentations with commercial insurers and many of them have issued a medical coverage policy or a specific prior authorization process with criteria for coverage that is consistent with our label.

We have reimbursment specialists fully on board and have implemented several patient programs to optimize patient access to KRYSTEXXA. We are offering support services such as a reimbursement hotline, KRYSTEXXA Connexxions, to assist with coverage determination and insurance paperwork and have a co-pay assistance program in place for qualified patients to ensure that out of pocket expenses will not be cost prohibitive.

While many of these health care providers conduct their own patient benefit investigations, since January of this year, there were 288 unique insurance verifications that were conducted through our call center, KRYSTEXXA Connexxions. Of the 288 verifications, 277 cases were deemed covered and 11 cases were deemed not covered. Of the 11 or 3% of cases that were deemed not covered, over half of those were not related to KRYSTEXXA and were for reasons such as a patient had no longer had coverage, or the provider was out of network.

There were two cases that were reverified and coverage was made available. One case is under appeal and an additional case is eligible for appeal. One case was an investigation for coverage out of the patient’s pharmacy benefit, and the provider did not provide the necessary information for investigation of coverage.

Based on the data available to us today, we estimate that our sales mix consist of 46% commercial and private payers, 41% Medicare, 12% VA and 1% Medicaid. Specifically our market research indicates that 47% of our reimbursement will be from the commercial and private payer.

Overall the information we see from KRYSTEXXA Connexxions is consistent with the information we gained from our discussions with managed-care companies, that KRYSTEXXA will be covered if the patient meets the criteria listed in our product labeling. Additionally our area business specialists are working with physicians to support them in the reimbursement process, particularly as it relates to the temporary J-code. This has had a positive impact on some physicians understanding our reimbursement process.

Another clinical component achieved this quarter was enhancing our existing patient and physician education programs, which is detailed on slide seven. KRYSTEXXA is a first in class product and we had found that doctors and patients need more information, and want to be fully informed before making a decision to move forward with KRYSTEXXA.

In addition to our TSMs educating health care providers, we have developed several programs to educate physicians and patients about KRYSTEXXA. In April, we trained our first group of rheumatologists to conduct peer-to-peer educational programs. The feedback from the physicians was extremely positive. In May, we implemented our Peer-to-Peer Speaker Bureau, and to date 45 programs have been held throughout the U.S. and we will continue to host these programs going forward.

Most recently, we implemented the KRYSTEXXA Patient Initiation Program or KPIP, which provides patients with RCG with two free doses of KRYSTEXXA. This key initiative is a way for patients and physicians to begin therapy and have the opportunity to experience potential benefits of the product. This program became available on June 20.

The submission of our Phase 3 data for publication continues to be on track. We and our clinical investigators are currently developing manuscripts of our open label extension data, which we expect to be published in key medical journals in the coming quarters. Having our data published will serve as a catalyst to help maximize launch uptake both in the medical community as well as on formulary and payer side amongst those who may request evidence backed information.

We’ve also submitted several abstracts for presentation at the upcoming American College of Rheumatology 2011 Annual Scientific Meeting that will take place in November. We are planning to have a much broader presence at ACR this year and we’ll update you on our plans as we get closer.

KRYSTEXXA represents a significant development for the treatment of RCG and awareness is growing. We plan to continue executing programs that we believe will further drive U.S. patient demand for the product and are excited about the long-term opportunity.

In pursuit of our second goal, we remain focused on expanding geographic market opportunities for KRYSTEXXA. We have completed the marketing authorization application or MAA for KRYSTEXXA and have received validation by the EMA, which initiates the EMA regulatory review process. Currently there are no available EMA approved treatments for RCG in the European Union. If approved, we would anticipate a launch of KRYSTEXXA in the EU sometime in the second half of 2012.

We are excited about the opportunity that exists for KRYSTEXXA outside the U.S. Given the potential market opportunity in Europe and the rest of the world, we have started working with a leading regulatory consulting firm to aid in our development and execution of a regulatory strategy to expand to other markets in Europe, Asia-Pacific including Japan and other emerging markets.

With respect to expanding the clinical utility for KRYSTEXXA, we remain committed to delivering on this goal and are currently in discussions with investigators and regulatory agencies regarding our plans. We look forward to updating you further about this in the quarters ahead.

Finally, we are committed to strategically building out our capabilities. To that end, we have continued to enhance our executive management team and we recently announced the appointment of Dr. Kenneth Bahrt as Chief Medical Officer. Dr. Bahrt is an expert in the field of rheumatology and has over 25 years of experience in the pharmaceutical industry, both in the U.S. and globally. I am confident that he will help us strategically expand the clinical utility for KRYSTEXXA and drive Savient forwards.

We have been able to attract some very experienced and talented people to Savient to build upon the dedicated and talented team who got the product approved. I cannot be more pleased with the talent that we have and the work that they have done. And I know that they join me in the excitement about being part of a product that we expect to improve the lives of so many patients around the world.

In summary, we have been focusing over the past quarter to ensure that we put the right programs in place to support KRYSTEXXA’s success. We have been hard at work meeting with physicians and engaging with office staff and infusion nurses to ensure that patients receive coverage and physicians get paid.

And I’m proud of what we’re able to accomplish this quarter and the infrastructure that we built. However, there is still more work to be done to support an uptake in our launch efforts. But we are now on the right track. As I have been saying, we believe the permanent J-code will serve as a catalyst for many doctors to move their patients on KRYSTEXXA.

But even on an aggressive scenario, there will still be some lag time before we see a meaningful impact from a sales prospective. We expect that third quarter sales to be a steady build over the second quarter where some sales ramp up in the fourth quarter of 2011. We anticipate that the full effect of our efforts on the ramp up will not be realized until the second quarter of 2012.

I would now like to turn the call over to David Gionco to provide a review of our financial results for the second quarter of 2011.

David G. Gionco, CFO, Treasurer & Group Vice President

Thanks John. Let’s review the financial results for the second quarter and six months ended June 30, 2011 that we reported in this morning’s press release.

Since I will only be discussing highlights from our financial results, I refer you to our quarterly report on Form 10-Q, which we plan to file on or before Tuesday, August 9. We ended the second quarter of 2011 with $240.3 million in cash and short-term investments, a decrease of $27.7 million for the quarter. For the second quarter of 2011, the company had a net loss of $30.2 million or $0.43 per share on total revenues of $2 million, as compared with a net loss of $5 million or $0.07 per share on total revenues of $1 million for the same period in 2010.

The company’s net loss for the first six months of 2011 was $43.8 million or $0.63 per share on total revenues of $3.3 million as compared with a net loss of $13.3 million or $0.20 per share on total revenues of $2.1 million for the first six months of 2010.

Looking more closely at the details, total revenues for the second quarter of 2011 were $2 million, an increase of $1 million from the same period in 2010. Total revenues for the first six months of 2011 were $3.3 million, an increase of $1.2 million from the first six months of 2010.

The higher revenues for both periods were the result of the company’s full commercial launch of KRYSTEXXA in the first quarter of 2011 generating $1.1 million of net sales in the second quarter, and $1.4 million of net sales during the six-months ended June 30, 2011.

Research and development expenses were $7.7 million in the second quarter of 2011, up from $7.2 million during the second quarter of 2010, an increase of $500,000. The higher R&D cost in the current quarter resulted primarily from fees incurred to reserve manufacturing capacity at our potential secondary source supplier of pegloticase drug substance. R&D expenses were $11.5 million for the first six months of 2011, down from $13.6 million for the first six months of 2010, a decrease of $2.1 million.

The lower R&D expenses for the six-month period are primarily due to higher prior year costs relating to outside laboratory and clinical research organization expenses associated with the wind down of our open label extension clinical study in the prior year.

Selling, general and administrative expenses were $23.9 million in the second quarter of 2011, up from $4.6 million in the second quarter of 2010, an increase of $19.3 million. SG&A expenses for the first six months of 2011 were $40.5 million, up from $9.5 million for the first six months of 2010, an increase of $31 million.

The higher costs for both periods resulted from our investment in the long-term growth of KRYSTEXXA via selling, marketing and promotion activities associated with the full commercial launch of the product, coupled with increased head count as a result of the hiring of our KRYSTEXXA sales force, reimbursement specialists and additional marketing personnel. We also ramped up our marketing efforts for KRYSTEXXA with an extensive presence at congresses including EULAR coupled with an increase in journal advertising and web-based promotions.

Interest expense on our 4.75% convertible notes was $4.9 million for the second quarter of 2011, and $8.8 million for the six months ended June 30, 2011.

Going forward, we believe that we have the necessary resources to sustain operations through the commercial launch of KRYSTEXXA in the United States and to fund our ongoing projects and initiatives of our strategic plan. We also believe that we have enough cash and short-term investments to fund our operations for at least the next 21 months.

This concludes the financial piece of the conference call. I would like to now turn the call back over to John.

John H. Johnson, Chief Executive Officer & President

Thank you, David. Going forward this year, our focus will be on the commercial execution in the U.S. market, advancing our plans to broaden market opportunities for KRYSTEXXA globally and expand its clinical utility. Importantly, we remain disciplined in our approach and focus on our goals of growing KRYSTEXXA and building shareholder value. I hope you all share in our excitement in the future of KRYSTEXXA.

We thank you for joining our call today and I would now like to open the floor to questions.

QUESTION AND ANSWER SECTION

Operator: We are now opening the line for questions. Your first question comes from the line of Salveen Richter with Collins Stewart.

<Q – Salveen Richter – Collins Stewart LLC>: Good morning. Thanks for taking my questions. I have 2 so one is in terms of the 120,000 refractory gout patients in the U.S., how are they split between rheumatologists, nephrologists and GPs and then secondly in terms of the KOLs who came on-board in April what are you learning from these physicians in terms of how to target the other physicians and the patients specifically and as well have you gotten any push back on the drug launch if any at this point?

<A – John Johnson – Chief Executive Officer & President>: Thank you Salveen. Let me address each of those questions. First of all, the 120 we have an extraordinary data set, it really breaks these patients out not just, by the way, the 120 Refractory Chronic Gout patients but the whole market in exquisite detail whereby we can sort based upon everything from the number of swollen joints to the number of tophi to what dose they’re on and what kind of refractory SUA level they might have.

We’re not going to give out a lot of information around this particular study and details behind it because that is proprietary. I will say that consistent with previous comments there is an extremely large chunk of patients who are in the primary care setting beyond those patients that exist in rheumatology and nephrology.

As it relates to the KOLs, we’ve have a lot of positive feedback. I think some of the feedback that we have received has been that gout hasn’t been on the top of everybody’s radar. That in fact there needs to be more gout education for primary care physicians as they come out and this need for education is an ongoing theme. I think certainly hopefully when we see our Phase III data being published that that will be a catalyst to further educate physicians as it relates to options they have for patients who’ve become refractory and what we know from this market study is that there is a significant amount.

As it relates to push back, I think the push backs have remained pretty much the same. Physicians want to better understand the efficacy and the safety of the product, given that the clinical information has yet to be published. The reimbursement process specifically the concern around the miscellaneous J-code continues to be an issue. Although, we did see a very positive trend with more in-office infusion accounts coming on this quarter. And now finally, I think, there is with the gout patients unlike cancer patients, there is not this sense of urgency to have to treat them today, that they can wait to see the data, they can wait to talk to other physicians and they can wait for the reimbursement to be clearer in their minds. So those will be the biggest push backs that we get.

<Q – Salveen Richter – Collins Stewart LLC>: Great. Thanks. That’s very helpful.

Operator: Your next question comes from the line of Gene Mack from Mizuho Securities.

<Q – Gene Mack – Mizuho Securities USA, Inc.>: Hi. Thanks for taking my question. I have two questions, first, this will probably make your hair stand on end. But if I do sort of just a back of the envelope calculation on the 1.1 million that you reported for prospects for this quarter across, I think, you said 104 accounts. To me that works out to about a little over two months worth of drug per account on average. I don’t know if that’s even close to the right way that we should be looking at this maybe you can provide a little bit of color on that. And then the second question was just getting an update on publication strategy and where you guys stand with that at this point? Thanks.

<A – John Johnson – Chief Executive Officer & President>: Sure. As it relates to the accounts, many of those accounts we saw come in late in the quarter. So I think as you do the analysis, I think you could cut it a couple of different ways. What we have seen, Gene is that physicians especially in office infusion accounts tend to put a single patient on first to make sure that they can test the reimbursement waters and that they’re going to get paid. We have seen this as an ongoing theme and once they get paid, they feel much more comfortable as it relates to prescribing it going forward.

Beyond that there hasn’t been a tremendous amount of experience with the compound given that it is an orphan drug in the U.S. And so you see them dip their toe in the water as opposed to call ten gout patients and put them all on drug on day one. What we hope will happen is as we bring on new accounts, as they put these first patients on, and as they see that the reimbursement especially on the commercial side is very good that we are going to be able to build upon that. And as it relates to the publication process, we are on track with our Phase III, I mean, we have submitted it, we are working through the editorial process and as we hear more obviously, we’ll update the group. As it relates to the broader sets of publications, we are talking with our investigators to get broader data sets out into the literature and we look forward to giving you updates in future quarters.

<Q – Gene Mack – Mizuho Securities USA, Inc.>: Great. Thanks so much.

Operator: Your next question comes from the line of Kim Lee with Global Hunter Securities.

<Q – Kim Lee – Global Hunter Securities LLC>: Good morning. Thanks for taking the question. One question is, of the 47 institutions that don’t require [ph] drug (34:16) to be on formulary, what do you think it will take to really increase the penetration into those institutions, given that they seem to be low hanging fruit?

<A – John Johnson – Chief Executive Officer & President>: The biggest thing, Kim, on that is that we establish what the prior authorization process is for physicians to obtain the drug. So creating that pathway for when a pharmacy will approve a non-formulary request form is the biggest step there. That varies institution-by-institution, how stringent that could be and the least stringent if the rheumatologist rates a product they get it, in more stringent they have to document more about the patient. But it really varies institution-by-institution. But the biggest thing is just outlining clearly for the doctors what they have to do when they have a patient that’s appropriate for therapy.

<Q – Kim Lee – Global Hunter Securities LLC>: Okay. Great, can you tell us how many patients are currently on KRYSTEXXA now?

<A – John Johnson – Chief Executive Officer & President>: We don’t have a precise estimate of that. For us, we’re going to try and develop a better system over time, but at this point, it would be premature to try and project exactly how many patients are on the compound.

<Q – Kim Lee – Global Hunter Securities LLC>: Great. Thanks.

Operator: Your next question comes from the line of Eun Yang with Jefferies.

<Q – Eun Yang – Jefferies & Co., Inc.>: Oh, thanks very much. Please correct me if I’m wrong. But looking at the first-quarter sales and second-quarter sales this year, it seems to me the number of new patient adds didn’t increase that much. So question to you is that, how much of $1.1 million even in the first-quarter was the kind of in terms of restocking, because you mentioned that some place stock KRYSTEXXA?

<A – John Johnson – Chief Executive Officer & President>: So, it’s tough for us to tell exactly how much of that was a hospital putting drug on the shelf or an in-office infusion group ordering it in the first-quarter and not putting it in. We don’t have a good measure for that that we could reliably give you. I will say that the majority of our sales in the first-quarter came certainly in the February, March timeframe. There were some institutions especially hospitals which were a larger piece of our business putting the drug on shelf. But with a drug this expensive, they’re not building up a lot of inventory. Most of it is driven by physician demand, and let me just remind everybody that our revenue recognition policy is when it goes to that in office infusion center or when our sales go specifically to a hospital, not when we ship to our distributors.

<Q – Eun Yang – Jefferies & Co., Inc.>: Okay. And the second question is on your cash availability guidance and I mentioned that current cash is enough for the next 12 months. Looking at it, if we assume similar cash [ph] bond rate (37:29) next year from this year, is it fair to say that your assumption for your cash sufficiency, is it based on about $50 million of sales for KRYSTEXXA next year?

<A – John Johnson – Chief Executive Officer & President>: A couple of points on this topic. First of all, we said that it was at least 21 months of cash, not 12. So I think that’s a very --

<Q – Eun Yang – Jefferies & Co., Inc.>: Yeah. 21 months. Yes.

<A – John Johnson – Chief Executive Officer & President>: And that’s a very important piece. I think as it relates to sales forecast, we are not going to provide specific sales guidance. At least 21 months is what we believe based upon the plans that are in place today. Obviously, those plans are very fluid. Our marketing team did not get on board our new marketing team until midway through the second quarter. We are now aggressively looking at Europe as well as Asia and how we want to handle that, whether that be investments strictly by Savient or whether we choose to have a partner of some kind in one or a number of different markets. Also how aggressive we decide once we meet with our investigators and regulatory bodies on some of the different studies that we’re doing. I think all those things make that a very fluid number. Obviously, a deal brings in more cash, obviously, if we decide that it’s in the best shareholders’ interest to go forward and make these investments and go it alone that’s going to require more cash. And we’ll continue to give you an update every quarter on both the plans as well as the cash.

Operator: Your next question comes from the line of Eric Schmidt of Cowen & Company.

<Q – Eric Schmidt – Cowen & Co.>: Thanks for taking my question. On the KPIP initiative, John, do you require the patient to be pre-approved or in the reimbursement process to get access to the drug via that initiative and just what happens if two infusions pass and there’s still no ability to pay?

<A – John Johnson – Chief Executive Officer & President>: So in terms of do we require that patient to have the benefits cleared in advance for subsequent doses, Phil, do you want to comment on that?

<A – Philip Yachmetz – Secretary, Senior Vice President & General Counsel>: Hi, Eric. Yeah, we go through a -- the Connexxions program, so they are cleared for their insurance coverage and then the doses are provided to the doctor.

<Q – Eric Schmidt – Cowen & Co.>: Okay.

<A – John Johnson – Chief Executive Officer & President>: And the doses are not samples that are dropped. They are very patient specific doses for one particular patient that has been cleared through this Connexxions program.

<Q – Eric Schmidt – Cowen & Co.>: So you don’t expect to get reimbursement at any point in time for up to two doses, that’s free drug. Is that right?

<A>: Correct.

<Q – Eric Schmidt – Cowen & Co.>: And the receivables I noticed are certainly fairly high, I assume that relates to your generous payment terms, but maybe you can comment if I’m missing anything else?

<A – David Gionco – CFO, Treasurer & Group Vice President>: Yeah. Hi, Eric. This is David Gionco. We are providing extended terms to our specialty distributor customers at this point. So that is correct.

<Q – Eric Schmidt – Cowen & Co.>: Okay. And if I look at the IMS data, I’m not sure if these results or this information is at all accurate, but IMS kind of reported a flattening in month-over-month sales in June and I’m wondering if you can comment on one, whether there is any accuracy to those data, do you see any flattening and two, if so, is there any summer seasonality going on here?

<A – John Johnson – Chief Executive Officer & President>: So we don’t rely on IMS data in this market, obviously, we have our internal sales data consistent with what I’ve said previously. We continue to see steady growth for the product, both through this quarter we saw it and we expect that steady growth to continue in the third quarter.

<Q – Eric Schmidt – Cowen & Co.>: Maybe one last question, John it’s on the EU. You are on file there, you could be in position to gain approval about 12 months from now it sounds like and perhaps this is the time that many companies would start gearing up pre-commercial activities, yet you mentioned a laser focus on the U.S. launch and at least to some extent you’re resource constrained, is it more likely that you’d consider a partnership or how do we think about your ability to monetize Europe?

<A – John Johnson – Chief Executive Officer & President>: So we do have a group that is working on Europe now and we are hiring and building out a plan for a team now, including a leader which I hope to update you on in future -- in future calls. That said, if we had the right deal, as I’ve said before, we would consider it if we thought it was in the shareholders’ best interest. We do strategically believe that there is flexibility -- if we have strategic flexibility, if we have the compound, ourselves in Europe, it’s a bit of a fluid situation. We certainly are evaluating our options, but at this point, our plan is to go it alone. There are programs that are taking place from a pre-marketing standpoint and we can update you around those programs in the next quarter.

<Q – Eric Schmidt – Cowen & Co.>: Thanks for all the information.

Operator: Your next question comes from the line of Steve Byrne with Bank of America.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Hi, thank you. Do you have sufficient patient specific data to comment on how the continuation versus discontinuation rate has been for those say that started on drug early in the second quarter?

<A – John Johnson – Chief Executive Officer & President>: Yeah, it’s a great question, Steve and the short answer is, we don’t. All I could say anecdotally is that it’s been consistent with what we saw in the clinical trial and that’s about it, because maybe these patients are still early in therapy one could get a false sense of security with some of these patients that the rate is lower, I wouldn’t go there yet. I think at least from what I can judge and the team can judge at this point has been consistent with our clinical trials.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. And you commented about your SG&A expense kind of built during the second quarter with the new hires and the reps coming on-board. Can you comment on what your quarterly run rate was at the end of the quarter in terms of SG&A expense?

<A – David Gionco – CFO, Treasurer & Group Vice President>: Well, at this point I mean just to follow up on John’s comment earlier, we are investing heavily to lay a strong foundation for KRYSTEXXA’s future success and we will continue to monitor our expenses closely going forward. But at this point, we are not really planning on providing specific guidance here as far as future SG&A.

<A>: You know, Steve, I think one of the things you have to remember too about the jump in SG&A was not all of our commercial people were on for the entire quarter in the first quarter, and I think that’s an important piece. Remember, that a lot of salespeople didn’t get hired until late January, early February and other members of the commercial team like the reimbursement specialists were actually later in the quarter.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. Trying to get an idea of what it might jump to in the third quarter?

<A>: We’re not going to give specific guidance on that at this point. I think if you look at other launches and model off of them, you’ll probably get a pretty good sense.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Okay. And just one last one. Has your post-approval study protocol been approved by the FDA?

<A – Marsha Wolfson – VP Clinical Affairs>: The FDA has given us feedback and we are gearing up to start that study.

Operator: Your next question comes from the line of Joseph Schwartz with Leerink Swann.

<Q – Joseph Schwartz – Leerink Swann LLC>: Hi, thanks. I was wondering if you could tell us how many of the patients who were treated in the first quarter are still on drug?

<A – John Johnson – Chief Executive Officer & President>: We don’t have Joe, very specific patient data as I mentioned before, to tell you how many that were started remained on drug. To my earlier comment, I think from all we can judge from anecdotally, it’s been pretty consistent with what we saw on our clinical trials.

<Q – Joseph Schwartz – Leerink Swann LLC>: All right. And I think you said 277 insurance claims, does that mean that there are 277 patients on drug now or at some point is this a future patient pipeline and how long does it take to get to complete the whole process and start therapy?

<A – John Johnson – Chief Executive Officer & President>: So the number that I gave you was the number of insurance verifications that went through the program. Now not all of those patients get drug either at this point or necessarily will in the future. I mean in some cases you could see a patient back away. You also have the physicians verifying this data going through Connexxions and then having to schedule the patient in.

So I don’t think you can judge that necessarily it’s all in the future, certainly some of these patients are on drug today and some of those insurance verifications do in fact indicate a pipeline of patients that will come on in the third and potentially fourth quarter.

Operator: Your next question comes from the line of John Newman with Citadal Securities.

<Q – John Newman – Citadel Securities>: Hi, Thanks for taking the question. I just wondered if you could comment a little bit on the access and usage of KRYSTEXXA at the VA centers. And then in terms of the manufacturing, I wondered if you could give us an update as to what your expectation is in terms of capacity by the time we get to the second quarter of next year? Thanks.

<A – John Johnson – Chief Executive Officer & President>: So let me try to go the second question first, so David, why don’t you take that.

<A – David Gionco – CFO, Treasurer & Group Vice President>: Sure, John, regarding our manufacturing situation today we have inventory on hand to supply future demand for the product through the middle part of 2012 at this point. We’re also manufacturing additional batches currently and we expect within the next six months that we’ll have additional product on hand to supply us into 2013.

<A – John Johnson – Chief Executive Officer & President>: And I’m sorry, John, what was your other question.

<Q – John Newman – Citadel Securities>: I’m just wondering if you could comment specifically on both the access and the usage of KRYSTEXXA specifically at the VA centers?

<A – John Johnson – Chief Executive Officer & President>: Sure, within the VA today it represents about 12% of our sales. We were successful in getting a contract with the VA. The process at the VA is once you get the contract, then the individual hospitals have to decide how they are going to allow it. Many of those hospitals will look to the national formulary as a monograph that will be produced at some point likely second half of this year that will describe the product for the VAs based upon the VA’s review of data that’s out there, and recommendations for how the individual hospital should think about using it and putting it in the formulary path.

What we’ve seen so far is that some VAs have decided to implement a program that allows them to access it through a prior authorization inside the VA on a non-formulary request basis, and that’s what’s been driving the 12% to date. Once that monograph gets released, we would expect that the number of VA hospitals and the VA sales would expand accordingly.

<Q – John Newman – Citadel Securities>: Great, thank you.

Operator: Your next question comes from the line of Carol Werther with Summer Street Research.

<Q – Carol Werther – Custom Equity Research, Inc.>: Thanks for taking my question. The patients that need to get prior auth, are they being required to have failed other therapies?

<A – John Johnson – Chief Executive Officer & President>: Yes, everything as it relates to the product at this point has been consistent with the label in terms of how payers have approached it.

<Q – Carol Werther – Custom Equity Research, Inc.>: So both allopurinol and febuxostat?

<A – John Johnson – Chief Executive Officer & President>: Not both, either one.

<Q – Carol Werther – Custom Equity Research, Inc.>: Okay. And do you have any comments on what you think the reimbursement might be in the EU?

<A – John Johnson – Chief Executive Officer & President>: You know not at this point, I don’t want to speculate on it. We feel we have a good value proposition, there is a lot of work that’s being done with our team here and outside consultants to prepare for the discussions on pricing in Europe. But I don’t want to speculate, I do want to make --clarify one point I just made Carol. There are I believe one or possibly two plans that require that a patient fail both allopurinol and Uloric. But that hasn’t been the norm.

<Q – Carol Werther – Custom Equity Research, Inc.>: Okay, thank you.

Operator: Next question comes from the line of Bill Tanner with Lazard Capital Markets.

<Q – Bill Tanner – Lazard Capital Markets LLC>: Thanks for taking the question, John. I appreciate the detail and how forthcoming you guys have been about the challenges. I’m just thinking obviously a lot with respect to Medicare and getting the permanent J-code. But maybe just kind of bigger picture, by the end of this year, do you have at least a pretty good feeling that qualitatively patient experience with the drug is going to be fairly well-known? So that going forward, it’s just going to be a matter of knocking down the hurdles getting the reimbursement. But generally speaking, the -- I guess, the therapeutic value of the drug if as it were would be pretty well known do you think?

<A – John Johnson – Chief Executive Officer & President>: Yeah, I think that as the data get published, as we go through ACR, as our peer-to-peer speaker programs have the chance to reach a broader audience, that people will in fact get more comfortable with it. I do believe though that until physicians ultimately see it in their practice, that it’s going to take some time. And the fact is that Savient certainly was a very small company prior to approval and had some challenges as it related to cash, and didn’t make as significant a prelaunch investment as perhaps a certainly as perhaps a major pharma would have.

But we’re working very hard, we have a lot of people that we’ve added to our -- making up for lost time. And I would say, as we certainly get to the first quarter, and certainly as we get to the second quarter of next year the people should be very comfortable with the clinical profile of the drug.

<Q – Bill Tanner – Lazard Capital Markets LLC>: Okay, and as it relates, maybe a question for Christine on the survey that was done, and I understand there has been changes at the company in the last couple of years, but trying to think longitudinally are the survey results better than what might have been contemplated before? And then as it relates to the population, I’m guessing that takes into account the impact of perhaps better, more preventive type treatments for gout that might, I guess ultimately diminish the population of patients that have refractory or maybe that’s not the case?

<A – Christine Mikail – Senior Vice President-Corporate Development>: Well, I think if you look at the way the study was conducted, it was conducted a little bit differently than any of the numbers that were previously put out. This study was heavily statistically focused. And so with the analysis that was provided, there’s pretty good credible evidence as to how we came up with the number of patients.

The previous market studies that were done were basically utilizing physicians’ beliefs, their attitudes towards potential drug, but nothing was done that got to the point of primary market research that we have here. So I think that’s why you see the difference between the two, but I think the most important thing to get out of this is that, in this particular case we have a pretty good sense of the market, the fact that it exists and it’s at this 120,000 level, looking at the way the physicians interpreted the label, which is an important thing to think about and helps us to define what refractory chronic gout is moving forward.

<Q – Bill Tanner – Lazard Capital Markets LLC>: And then as it relates to duration of treatment, is there anything that was done there or is this going to be empirically defined?

<A – John Johnson – Chief Executive Officer & President>: I think that duration of treatment will have to be really based upon what happens in the real world and obviously we’re going to want to publish our open label extension, have the investigators get that data, also physicians can know what to expect. I do want to make an editorial comment on this market though, the market study that we did.

I feel great about it. When I met with the analysts and the investment community there wasn’t a single meeting that went by that I didn’t get this question. And I don’t know that

I’ve seen a market or a product before where there was as much variance from a percentage standpoint and analyst estimates as there has been with KRYSTEXXA.

And one of the questions that we set out to answer the first month that I came in was let’s better define and understand this better than anybody in the world. And we have done just that and I am completely confident that there are in the United States within this competence center? [ph] plus or minus 5%, 120,000 patients.

What I also know is that there’s an extremely large bank of patients which is on the edge of coming into that group. And that’s why Christine made the statement we would expect this to grow along the lines of the treated gout population. We’ve had a lot of questions about this market. I am completely confident based upon this work that we now know what the size of this market is. There’s no question in my mind about it and I want to move on and go about making sure that these patients have access to the drug, because they clearly need it.

<Q – Bill Tanner – Lazard Capital Markets LLC>: Okay. Thanks very much.

Operator: Thank you. Ladies and gentlemen, this does conclude your call for today. You may now all disconnect.

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